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                                                                   EXHIBIT 10.12

                               STATE OF CALIFORNIA
                         ENVIRONMENTAL PROTECTION AGENCY
                     DEPARTMENT OF TOXIC SUBSTANCES CONTROL

In the Matter of:                 )
                                  )
California Steel Industries, Inc.,)  Docket No. HSA 95/96-068
14000 San Bernardino              )
Avenue, Fontana, California       )  Expedited Remedial Action
92335                             )  Voluntary Enforceable
                                  )  Agreement
Responsible Person(s):            )
                                  )  Health and Safety Code
Same as above                     )  Section 25398.2(b)
----------------------------------

                                 I. INTRODUCTION

      1.1. Parties. The California Environmental Protection Agency, Department of Toxic Substances Control (DTSC) hereby enters into this Expedited Remedial Action Enforceable Agreement (Agreement) with California Steel Industries, Inc.
(CSI). DTSC and CSI are referred to collectively herein as "Parties."

      1.2. Site. CSI is the current owner and operator of the 450-acre site which is the subject of this Agreement and which is located at 14000 San Bernardino Avenue, Fontana, San Bernardino County, California, 92335 (the "Site"). From 1984 to the present, CSI has operated a specialty steel mill at the Site, which consists of various facilities, including steel processing


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and finishing operations that roll, process and finish low carbon and semi-finished steel. For approximately 41 years prior to that time, Kaiser Steel Corporation owned and operated an integrated steel mill consisting of rolling mills and a primary production steel plant on the Site and on adjacent property. The Site is zoned by San Bernardino County as heavy industrial and is located near a mixed industrial and residential area in an unincorporated area of San Bernardino County, near Fontana, California. A location map and diagram of the Site are attached as Exhibit A and Exhibit B, respectively.

      1.3. Jurisdiction. This Agreement is entered into by DTSC and CSI pursuant to Health and Safety Code Section 25398.2(b).

      1.4. Purpose. The purpose of this Agreement is to take necessary response actions at the Site in accordance with the standards and procedures set forth in Chapters 6.65 (commencing with section 25260) and 6.85 (commencing with section 25396) of Division 20 of the Health and Safety Code. The response actions taken under this Agreement include, but may not be limited to: (i) conducting a Site investigation to determine the nature and extent of any hazardous substances releases or threatened hazardous substance releases at the Site; (ii) performing a health risk assessment to evaluate whether any potential threat


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is posed to human health and/or the environment by any hazardous substances releases or threatened hazardous substances releases at the Site; (iii) developing and implementing remedial actions, if necessary, to allow the Site to be permanently used for its planned use as an industrial facility in an area zoned for heavy industrial use without any significant risk to public health or any significant potential for future environmental damage; (iv) developing and implementing any required operation and maintenance activities necessary to ensure that any remedial actions taken remain effective; (v) taking any necessary actions to institute any land use controls required in conjunction with any remedial actions taken; (vi) complying with the California Environmental Quality Act (CEQA); and (vi) implementing and facilitating public participation activities during all phases of the response actions taken at the Site. The purpose of this Agreement is also for DTSC to obtain reimbursement from CSI for the state's response costs that are related to the Site, in accordance with Paragraph 4.9 of this Agreement.

                                 II. BACKGROUND

      2.1. Liability of Responsible Person. From 1984 to the present, CSI has operated a specialty steel mill at the Site.


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CSI is the current owner and operator of the Site. DTSC alleges, but CSI does not admit, the following:

      Releases or threatened releases of hazardous substances requiring removal or remedial action have occurred at the Site. Releases or threatened releases that have occurred at the Site may include, but are not limited to, releases of the following hazardous substances: metals, including copper, lead, zinc, arsenic, and chromium; polynuclear aromatic hydrocarbons, including benzo (a) anthracene, benzo (a) pyrene, chrysene, and phenanthrene; volatile organic compounds, including acetone and benzene; polychlorinated biphenyls; and petroleum hydrocarbons.

      CSI is a "person," as defined in section 107(a) of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) (42 U. S. C.
Section 9607(a)), and is therefore a "responsible person" within the meaning of Health and Safety Code Section 25396(u).

      Kaiser Steel Corporation, Kaiser Ventures (formerly Kaiser Steel Resources), Inc., American Deferred Exchange Corporation, DBS-1 (co-trustees of the Adaya Family Trust), and CSC Fontana also have been identified as "potentially responsible persons", as defined by Health and Safety Code Section 25396(u), with respect to the Site based on prior releases or threatened


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releases of hazardous substances that have occurred at the Site. Nothing in this
Agreement is intended or shall be construed to release or affect the liability of those responsible persons.

      2.2. Notice of Intent. CSI signed and submitted a Notice of Intent dated May 23, 1995, as required under section 25396.6(c)(3) of the Health and Safety Code (Exhibit C). By signing the Notice of Intent, CSI stated its intent to enter into this Agreement with DTSC for the purpose of taking necessary response actions at the Site. CSI further stated its intent to pay all response costs related to the Site, including any costs that otherwise might be paid by the Expedited Site Remediation Trust Fund established under California Health and Safety Code section 25399.1 ("ERAP Trust Fund") or another responsible person, in accordance with Paragraph 4.9 of this Agreement. Both parties agree CSI's agreement not to seek reimbursement for response costs for the site from the ERAP Trust Fund constitutes a material term and that failure to comply with this requirement is sufficient grounds for DTSC to remove the Site from eligibility for response action pursuant to Chapters 6.65 and 6.85 of Division 20 of the Health and Safety Code and that further response actions at the Site shall be taken pursuant to Chapter 6.8 (commencing with section 25300) of Division 20 of the


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Health and Safety Code. Notwithstanding the foregoing, as set forth in Paragraph
4.15.4 of this Agreement, CSI specifically reserves the right to pursue other potentially responsible parties for response costs or other costs incurred by CSI.

      2.3. Site Selected for Expedited Remediation. On August 1, 1995, the Site Designation Committee determined that DTSC is the appropriate administering agency and subsequently designated DTSC to oversee response actions at the Site and, as necessary, Site remediation and remedial action pursuant to the Expedited Remedial Action Program. CSI agrees to implement the requirements stated in the Site Designation Committee's resolution (Exhibit D).

      2.4. Site Conference. The site conference was held on October 2, 1995, with members of the community, regulatory agencies, identified potentially responsible persons and other interested persons.

                                 III. AGREEMENT

      3. IT IS HEREBY AGREED THAT CSI shall conduct the following response actions in accordance with Chapters 6.65 and 6.85 of Division 20 of the Health and Safety Code, regulations promulgated in Division 4.5 of Title 22 of the California Code of


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Regulations, and all other applicable state and local laws and regulations, and in the manner specified herein.

      3.1. Scope of Work. CSI agrees to conduct response actions at the Site as described below. CSI shall submit for review, comment and approval all plans, reports and specifications necessary to implement the response actions at the Site.

      3.1.1. Site Investigation. CSI agrees to implement the DTSC-approved "Remedial Investigation Workplan" for the Site (prepared by Levine.Fricke and dated May 25, 1995 (as amended June 26, 1995)), as that Remedial Investigation Workplan was approved and subsequently may be amended, by developing sampling and analysis plans for each area of concern identified therein. The objectives of the Site investigation are to collect the information necessary to:

      (a) Determine the nature and extent of releases and/or threatened releases of hazardous substances to the air, soil, ground water, and surface water at the Site and migration, if any, of hazardous substance releases from the Site;

      (b) Identify any existing and potential migration pathways at and from the Site, including direction, rate, and dispersion of hazardous substances;


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      (c)   Determine the probability and potential magnitude of actual harm, if any, to public health and safety or the public welfare or to the environment posed by any threatened or actual releases of hazardous substances at or from the Site;

      (d) Identify and evaluate appropriate response measures, as necessary, to prevent or minimize future releases of hazardous substances at the Site and to mitigate any hazardous substance releases which have already occurred at the Site, including any preliminary and intermediate actions which may be taken prior to the approval of the remedial action plan; and

      (e) Collect and evaluate the information necessary to prepare a remedial action plan for the Site in accordance with the requirements of Health and Safety Code Section 25398.6, which fulfills the intent of Health and Safety Code Section 25398.4.

      3.1.2. Site Investigation Report. The Site investigation report shall be prepared and submitted by CSI to DTSC for review and approval. The Site investigation report shall summarize the results of the Site investigation, including reduction, presentation and interpretation of all applicable data and


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information generated or compiled during the Site investigation. The Site investigation report shall cover the following subjects relating to the Site:

      (a) Introduction and Executive Summary. This introduction should present an overview of the Site investigation, making certain to appropriately address the name of the facility, Site location and parcel number(s), nature of business conducted at the Site, reason for the investigation, and an overview of the other components of the investigation, including:

      (1)   Scope of information presented in the Site investigation.

      (2)   Highlights of the Site investigation.

      (b) Site Background. This section should summarize the available information regarding known or potential sources of contamination which constitute the primary reason for investigating the Site. Most of this information has been developed in previous phases of the investigation. Include in the summary:

      (1) Site operation, i.e.: type of activity, years of operation, current and prior land use, surrounding land


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            use, facility ownership/operations, property owners, or other required information;

      (2) Historical use of the Site that led to the problem, including any event which may have affected the release of chemicals, e.g., underground tank leak, fire, spills to ground, and infiltration from surface impoundments.

      (3) Chronology of Site investigations and remedial activities, including prior assessments and remediation. Reference any previous studies and include the date, title, and name of the preparer and a summary of the findings.

      (4)   Description of any removal action measures taken to date.

      (5) The presentation of the conceptual site models used to scope the site investigation and to identify the receptors potentially at risk, the potential risks associated with each chemical of concern, the potential exposure pathways that are to be considered, and the distances to sensitive populations, nearby drinking water supply wells, and critical wildlife habitats.

      (6) Maps that identify the Site in relation to the surrounding area, onsite activity, and proposed areas,


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            including any offsite areas, that may be affected by any proposed remedy.

      (c) Nature and Extent of Contamination. This section should describe the Site characteristics based on the results of the Site investigation and should set forth the full nature and extent of any contamination, including the vertical and horizontal extent of contamination in soil, ground water, surface water, sediment, and air, and the potential for offsite migration. This section shall evaluate the following:

      (1) Chemicals of concern. For each sample collected and analyzed, provide information pertaining to the number, location, depth, analytical method and collection procedure, and Quality Assurance/Quality Control (QA/QC) parameters. This information should be used to assess the types and amounts of any contamination, degree of toxicity, migration potential, and comparative background analysis.

      (2) Discrete areas. Delineate discrete areas of contamination that contain hazardous substances that are in high concentrations or are considered highly


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            mobile, as described in the DTSC Expedited Remedial Action Program's
            Risk Management Policy and Procedure.

      (d) Geological investigation. For the Site and all areas of concern, describe and relate the results of sampling and associated geology by considering:

      (1) type of soil/rock, soil group, surface soil conditions, subsurface soil conditions;

      (2) soil sampling results, including number of samples, analytical methods, QA/QC parameters.

      (e)   Hydrogeological investigation. Summarize the following information:

      (1) depth to groundwater and flow direction data, surface water conditions and beneficial uses, subsurface water conditions and beneficial uses;

      (2) water sampling results, including number of samples, frequency of sampling events, analytical methods, QA/QC parameters;

      (3)   well construction data and well log information;

      (4) contaminants detected and nature and extent of contamination and the possibility of offsite migration.


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      (f)   Air investigation. Summarize results of any required air sampling conducted as a result of the Site investigation.

      (g)   Summary, Conclusions and Recommendations.

      3.1.3. Remedial Action Plan. CSI shall prepare a remedial action plan that requires, as necessary, response actions that, when fully implemented, allow the Site to be permanently used for its planned use as an industrial facility in an area zoned for heavy industrial use without any significant risk to human health or any significant potential for future environmental damage. As part of the remedial action plan, CSI may identify and propose for DTSC approval facilities or areas of concern at the Site where no further action is necessary. Upon approval from DTSC, CSI will be obligated to undertake no further response actions under this Agreement with respect to those areas of concern. The remedial action plan shall be developed in the following manner:

      (a) Development of a Draft Remedial Action Plan. CSI shall develop a draft remedial action plan for the Site and/or for each area of concern. The draft remedial action plan shall be submitted for DTSC review, comment, and approval. The draft plan shall be designed to meet the criteria stated in Health and


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            Safety Code Section 25398.6 and shall include the content as described in that section and the DTSC Expedited Remedial Action Program's Remedial Action Plan Policy and Procedure. In addition, the draft remedial action plan shall include the following:

      (1) Discrete Areas. Clearly describe any discrete areas of the Site which contain hazardous substances which are present in high concentrations or are highly mobile and proposed response actions for any such areas.

      (2) Health Risk Assessment. Prepare a Site-specific and/or area of concern-specific assessment that evaluates the potential human health risks, if any, that are posed by the hazardous substance releases or threatened releases at the Site, the potential human health risks, if any, that may result if the Site is permanently used for its planned use after any response actions are completed, and the adverse effects on the environment, if any, of the hazardous substance releases. The Site-specific and/or area of concern-specific assessment shall be carried out using standard criteria, principles, and protocols for risk assessments adopted by DTSC and


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            developed pursuant to Section 57004 of the Health and Safety Code.

      (3) Identification of Areas of Concern for Which No Further Action is Required. Identify those areas of concern for which no further response action should be required because any actual or threatened release at that area of concern does not pose any significant risk to public health and the environment.

      (4) Land Use Controls. The draft remedial action plan shall include a description of any proposed or required land use controls to be instituted as part of the Site response actions. Any proposed or required land use control covenants shall be developed as separate documents and shall be submitted for DTSC review, comment, and approval. They should be developed utilizing the guidance in the DTSC Expedited Remedial Action Program's Land Use Controls Policy and Procedure.

      (b) Public Comment and Final Approval. After review and preliminary approval by DTSC, the draft remedial action plan shall be subject to public comment and public meeting prior to final approval, in accordance with


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            Section 25398.6 of the Health and Safety Code. CSI agrees to implement the approved remedial action plan.

      3.1.4. Engineering Design. An engineering design shall be prepared, as necessary, to implement a selected remedy and shall be submitted for DTSC's review, comment, and approval. CSI shall implement the approved design. The design shall include the technical and operational plans for implementing the approved response actions. Engineering designs that discuss remedial alternatives not contained in the approved remedial action plan will not be considered without modification and review, comment and approval of the remedial action plan. The content of an engineering design shall consider and include, as necessary, the following:

      (a) Design criteria, process unit and pipe sizing calculations, process diagrams, and final plans and specifications for facilities to be constructed.

      (b) Description of equipment used to excavate, handle, and transport contaminated materials.

      (c) A field sampling and laboratory analysis plan addressing sampling during implementation and to confirm achievement of the performance objectives of the remedial action plan.


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      (d)   A transportation plan identifying routes of travel and final destination of wastes generated and disposed.

      (e) For groundwater extraction systems: aquifer test results, capture zone calculations, specifications for extraction and performance of monitoring wells, and a plan to demonstrate that capture is achieved.

      (f) An updated health and safety plan addressing the implementation activities.

      (g)   Identification of any necessary permits and agreements.

      (h)   An operation and maintenance plan including any required monitoring.

      (i) A detailed schedule for implementation of the remedial action consistent with the schedule contained in the approved remedial action plan, including procurement, mobilization, construction phasing, sampling, facility start-up, and testing.

      3.1.5. California Environmental Quality Act (CEQA). All response actions conducted at the Site shall be subject to environmental review by DTSC, as necessary and appropriate, under CEQA. In the event that DTSC determines that CEQA review is required and DTSC is designated as the lead agency, CSI agrees to pay for any necessary documents, including but not limited to, an


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Initial Study or initial review, that may be required to comply with CEQA. Based upon the Initial Study or review, or other information provided, DTSC will determine whether a Notice of Exemption, Negative Declaration or Environmental Impact Report should be prepared in support of its decision to approve implementation of any necessary response actions. CSI agrees to cooperate with DTSC in the preparation of any documents necessary to comply with CEQA. CSI's obligation to reimburse DTSC for any costs of CEQA compliance shall be governed by the terms set forth in Paragraph 4.10 of this Agreement.

      3.1.6. Public Participation. CSI shall implement its approved public participation plan, as necessary, while response actions are being conducted at the Site. That public participation plan shall conform to DTSC's Public Participation Policy and Procedure and shall be modified or updated, as necessary.

      3.2. Responsibilities of Responsible Person. CSI agrees to:

      (a) Comply with all statutes, regulations, orders, and standards applicable to taking response action at the Site, including any land use controls that may be required as part of the response actions; and

      (b)   Comply with all terms and conditions of this Agreement.


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      3.3. Permits and Authorizations. CSI agrees to obtain, pay all applicable costs for, sign and file, as necessary, any required permits or other authorizations that may be required to conduct response actions at the Site, including any boring, well, excavation, and treatment permits, and any land use controls documents. DTSC agrees to cooperate with CSI in connection with this process.

      3.4. Departmental Review and Approval. DTSC, shall review and comment on any draft or final report, plan, schedule or other document submitted for approval pursuant to this Agreement within 45 days of submittal (or within 60 days, with respect to the remedial action plan); provided, however, that where a public comment period and/or meeting is required prior to final approval of a document, DTSC shall have 45 days (or 60 days, with respect to the remedial action plan) after the close of the public comment period to review and comment on the document. If DTSC believes that the document is not satisfactory, DTSC shall return the submitted document to CSI with a written explanation of the basis for the belief that such document is unsatisfactory within that time period. Within a reasonable time period established by DTSC, which shall not be less than 15 working days, CSI shall address DTSC's comments and resubmit the document and an


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explanation of how or why such resubmitted document addresses DTSC's concerns.
Upon receipt of the resubmitted document, DTSC shall notify CSI in writing of its approval or disapproval of such resubmitted document. The notification shall include a written explanation of DTSC's determination, as appropriate. If DTSC makes a determination that the resubmitted document does not comply with this Agreement, the provisions of Paragraph 4.14, below (dispute resolution) shall apply. DTSC further may, with CSI's consent, modify any document as deemed necessary and approve such document, as modified. Nothing in this paragraph is intended to or shall preclude DTSC and CSI from engaging in informal discussions regarding documents submitted to DTSC for review and approval; such informal discussions are encouraged under this Agreement.

      3.4.1. DTSC Oversight. DTSC agrees to provide the oversight of response actions at the Site necessary to ensure that the expedited remedial action goals contemplated under Chapters 6.65 (commencing with section 25260) and 6.85 (commencing with section 25396) of Division 20 of the Health and Safety Code can be achieved. Such oversight may include, but is not limited to, site visits, field work oversight, research pertaining to legal and technical requirements, and potentially


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responsible party searches. DTSC also agrees to provide CSI with written and/or oral comments on all documents, plans, and submittals. Those documents include all site investigation plans and reports, the draft remedial action plan, health risk assessment, any engineering designs necessary to implement any approved remedial actions, operation and maintenance plans, any necessary land use controls, and any other documents that may be determined to be necessary to implement response actions at the Site.

      3.5. Extension Requests and Approvals. If CSI for any reason is unable to perform any activity or submit any document within the time required under this Agreement, CSI may request an extension of such time from DTSC in writing. If DTSC determines that good cause exists for an extension, it will grant the request and specify a new schedule in writing. CSI shall comply with the new schedule. DTSC's decision not to grant a request for an extension of time shall be subject to dispute resolution under Paragraph 4.14 below.

      3.6. Modifications. DTSC or CSI may propose that CSI perform additional activities or delete activities under this Agreement (a "Modification"). Any such proposal shall be made in writing and shall explain the basis for the proposal. Receipt of


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a proposal for Modification shall begin a review and negotiation period which shall continue for 15 days, unless the Parties agree to a longer period. Any mutually agreed upon Modification shall be prepared as an addendum to this Agreement and shall be effective upon execution by both Parties. DTSC or CSI's denial of a proposed Modification shall be in writing with an explanation of the denial. DTSC's denial of a proposed Modification shall be subject to the informal Dispute Resolution procedures set forth in Paragraph 4.14(a).

      3.7. Certificate of Completion. Within 90 days of completion of all final response actions pursuant to the approved remedial action plan, CSI shall file a request for a certificate of completion with DTSC. In accordance with Health and Safety Code section 25398.15, such request may be filed even though long-term operation and maintenance requirements and other long-term remedial activities remain an ongoing obligation, if all other final response actions have been completed. Except as provided in Health and Safety Code Sections 25264 and 25265, issuance by DTSC of the certificate of completion shall constitute a determination that CSI has complied with the requirements of all state and local laws, ordinances, regulations and standards that are applicable to the Site investigation and


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remedial action for which the certificate is issued. No agency that has jurisdiction over hazardous materials releases may take action against CSI with respect to any or all hazardous materials releases or threatened releases that were the subject of the Site investigation and remedial action unless one of the conditions in Health and Safety Code Section 25264(c)(1)-(6) applies. The issuance of a certificate of completion by DTSC is expressly conditioned upon the complete and satisfactory performance by CSI of its obligations under this Agreement.

      3.8. Financial Assurance. Prior to obtaining a certificate of completion, CSI agrees to establish and maintain adequate financial assurance, as necessary, for any response costs allocated to an orphan share and any ongoing operation and maintenance required as part of any remedial actions. Any such financial assurance shall meet the requirements set forth in Section 67401.6 of Title 22 of the California Code of Regulations, subsequently as amended.

                             IV. STANDARD PROVISIONS

      4.1. Covenant Not To Sue. Except as expressly provided in this Agreement, DTSC and CSI covenant not to sue each other for performance of response actions or recovery of response costs related to the Site pursuant to the federal Comprehensive


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Environmental Response Compensation and Liability Act (CERCLA) (42 U.S.C.
Section 9601 et seq.). This covenant not to sue is expressly conditioned on full and complete compliance by CSI and DTSC with all obligations, orders and requirements under Chapters 6.65 and 6.85 of Division 20 of the Health and Safety Code, the regulations promulgated thereunder, and the complete and timely performance of all of the terms of this Agreement. This covenant not to sue shall not apply to natural resource damage claims filed pursuant to subdivision
(f) of Section 107 of CERCLA (42 U.S.C. Section 9607(f). With respect to future liability, this covenant not to sue shall take effect upon DTSC's issuance of a Certificate of Completion pursuant to Health and Safety Code Sections 25264(b) and 25398.15(b). This covenant not to sue extends to DTSC and CSI and their respective officers, directors, shareholders, employees, agents, affiliates, successors and assigns, and does not extend to any other person. This covenant not to sue shall not apply and shall not limit DTSC's ability to take action against a responsible person under any of the circumstances set forth in Health and Safety Code sections 25264(c) and 25265.

      4.2. Agreement Manager. Allen Wolfenden, DTSC's Chief of Accelerated Remedial Action Programs Branch, is designated by


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DTSC as its Manager for this Agreement. Dennis R. Poulsen, Manager Environmental
Services, California Steel Industries, Inc., is designated by CSI as its Manager for this Agreement. DTSC and CSI shall provide each other with advance written notice of any change in their respective Managers.

      4.3. Notices and Submittals. All notices, documents and communications required to be given under this Agreement, unless otherwise specified herein, shall be sent to the respective parties at the following addresses in a manner that produces a record of the sending of the notice, document or communication, such as certified mail, overnight delivery service, facsimile transmission or courier hand delivery service:

      4.3.1. To DTSC:

                     Allen K. Wolfenden, Chief
                     Attention: Tim Miles
                     Accelerated Remedial Action Programs Branch
                     Department of Toxic Substances Control
                     10151 Croydon Way, Suite 3
                     Sacramento, California 95827-2106
                     Fax: 916-255-3697
                     Phone: 916-255-3710

      4.3.2. To CSI:

                     Dennis R. Poulsen
                     Manager Environmental Services
                     California Steel Industries, Inc.
                     14000 San Bernardino Ave, P.O. Box 5080
                     Fontana, California 92335
                     Fax: 909/350-5998
                     Phone: 909/350-5973


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            With a copy to:

                     Ira Frazer
                     General Counsel
                     California Steel Industries, Inc.
                     14000 San Bernardino Ave, P.O. Box 5080
                     Fontana, California 92335
                     Fax: 909/350-5998
                     Phone: 909/350-5978

      4.3.3 Either party may change the persons identified above by providing prior written notice to the other party.

      4.4. Communications. All DTSC approvals and decisions made regarding documents and communications will be communicated to CSI in writing by the Branch Chief, Accelerated Remedial Action Programs Branch, Department of Toxic Substances Control, or his/her designee. DTSC should identify its designee (and any changes thereof) to CSI in advance and on a timely basis. Except in the case of an emergency, no informal advice, guidance, or suggestions or comments by DTSC regarding reports, plans, specifications, schedules or any other writings by DTSC shall be construed to relieve CSI of the obligation to obtain such written approvals.

      4.5. Site Access. CSI shall provide DTSC with access to the Site at all reasonable times during normal business hours, as necessary to implement this Agreement. In carrying out activities pursuant to this Paragraph 4.5, DTSC and its


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authorized representatives shall provide reasonable advance notice to CSI prior to requesting such access and shall use their respective best efforts to avoid interfering with or impeding CSI's performance under this Agreement and CSI's conduct of its business operations at the Site. All DTSC representatives entering the Site shall have current health and safety training, as required by law, and shall comply with all of CSI's health and safety rules in effect. Nothing in this Agreement is intended to limit or restrict, or to expand, the right of entry or inspection that DTSC or any other agency otherwise has under applicable law.

      4.5.1. To the extent that the Site or any other property to which access is required for the implementation of this Agreement is owned or controlled by persons other than CSI, CSI shall make good faith efforts to secure from such persons access for CSI, as well as for DTSC, its representatives, and contractors, as necessary to implement this Agreement. In the event that CSI is unable to obtain offsite access where necessary to fulfill its obligations under this Agreement, DTSC shall make good faith efforts to obtain such offsite access for CSI or shall waive the requirement for offsite access. In the event that CSI is unable to meet any deadline set forth in or required under this Agreement due to CSI's and/or DTSC's inability to obtain offsite access, DTSC shall grant CSI an extension of such deadline, based upon the facts presented, unless DTSC finds that CSI did not make good faith efforts to obtain such offsite access.

      4.6. Sampling, Data and Document Availability. CSI shall maintain a central depository of the data, reports, and other documents prepared pursuant to this Agreement. CSI shall permit DTSC and its authorized representatives to inspect and copy at all reasonable times during normal business hours all sampling, testing, monitoring or other data generated by CSI or on CSI's behalf pertaining to work undertaken pursuant to this Agreement. DTSC shall provide reasonable advance notice to CSI prior to such inspection and copying and shall use its best efforts to avoid interfering with or impeding CSI's performance under this Agreement and CSI's conduct of its business operations at the Site. In the event that any data or information requested by DTSC contains confidential business or trade secret information, CSI may designate such information as "Confidential," and DTSC shall treat such information in accordance with the provisions of the California Public Records Act, California Government Code section 6250 et seq., and corresponding regulations applicable to the treatment of materials designated as confidential business or trade secret information. Nothing in this Agreement is intended to limit or restrict data and information gathering authority that DTSC or any other agency may have by operation of law.

      CSI shall inform DTSC at least seven days in advance of all field work and shall allow DTSC and its authorized representatives to take duplicates of any samples collected by CSI pursuant to this Agreement.

      4.7. Liability. Except as provided in Paragraph 4.1, nothing in this Agreement shall constitute or be considered a satisfaction or release from liability for any condition or claim arising as a result of CSI's current or future operations. Nothing in this Agreement is intended or shall be construed to limit the rights of any of the parties with respect to claims arising out of or relating to the deposit or disposal at any other location of substances removed from the Site.

      4.8. Government Liabilities. The State of California (State) does not assume any liability by entering into this Agreement. The State of California shall not be liable for any injuries or damages to persons or property resulting from acts or omissions by CSI in carrying out activities pursuant to this Agreement, nor shall the State of California be held liable as a party to any contract entered into by CSI or its agents in carrying out activities pursuant to this Agreement.

      4.9. Costs. CSI agrees to pay all response costs related to the Site, in accordance with Section 25398.2(b)(1)(B) of the Health and Safety Code, provided that DTSC complies with the standards and procedures set forth in Paragraph 4.10 of this Agreement with respect to all response costs covered by Paragraph 4.10. Such response costs, in so far as they are specific to the site, include but are not limited to: all DTSC oversight costs; DTSC overhead costs; orphan share costs; other responsible person(s) costs not paid by another responsible person(s); and all costs incurred in implementing and administering Chapters
6.65 and 6.85 of Division 20 of the Health and Safety Code with respect to the Site, including costs incurred in relation to any judicial review of a decision of an arbitration panel or any costs of conducting an arbitration in so far as these response costs are consistent with the definition and allocation of response costs in the California Expedited Remedial Action Reform Act of 1994 (California Health and Safety Code section 25396 et seq.) and the corresponding regulations as they now read or may be subsequently amended. For purposes of this paragraph, applicable response costs shall be determined as the Health and Safety Code and the corresponding regulations read on the date that the assessment of costs by DTSC is final, including resolution of administrative appeals, arbitration, or judicial review, if any. CSI agrees that it will not seek payment from the ERAP Trust Fund for any orphan share costs that may be assigned by a DTSC apportionment of liability for the Site.

      4.10. DTSC Oversight Costs. CSI agrees to reimburse DTSC for all DTSC oversight costs related to the Site incurred under this Agreement, in accordance with the procedures set forth below.

      4.10.1. The following procedures will be followed with respect to the reimbursement of oversight costs by DTSC.

      (a) Prior to commencing any principal task under this Agreement, which shall include the preparation and/or implementation of (i) the Site Investigation and Report, (ii) the Remedial Action Plan (including Health Risk Assessment), (iii) the Engineering Design, (iv) the Public Participation Plan, (v) the Certification of Completion, (vi) any documents necessary to comply with CEQA, and (vii) any other significant tasks undertaken pursuant to this Agreement (hereinafter "Principal Task"), DTSC shall meet with CSI to discuss and establish a written budget estimate for DTSC's oversight costs that may be assessed in connection with that Principal Task. DTSC shall monitor the costs incurred and inform CSI prior to exceeding the cost estimate for any Principal Task. Nothing in this provision limits or alters DTSC's obligation and right to approve or disapprove any action or report called for under this Agreement.

      (b) DTSC shall invoice CSI quarterly for oversight costs expended by DTSC. The supporting documentation is a material part of the invoice. The supporting documentation shall be submitted on or before the day of the invoice and shall provide the following information: (i) for employee time, the supporting documentation shall specify on a daily basis the identity of each employee who has performed work, the amount of time worked by that employee (to the quarter hour), and the specific tasks completed by that employee;
            (ii) for expenses, the invoice shall reflect the specific charges for each category of expense incurred within that month and shall provide detailed information on each travel-related expense. A sample form illustrating the information and level of detail required for the supporting documentation is included as Exhibit E.

      (c) CSI shall pay DTSC's costs as indicated on the invoice within 60 days of receipt of DTSC's invoice except those amounts which CSI disputes. If CSI disputes any portion of the invoice, CSI shall make a written submittal setting forth the reason for the dispute to the DTSC Manager within 30 days of receipt of DTSC's invoice. DTSC and CSI will attempt to resolve any dispute relating to oversight costs informally. If DTSC and CSI cannot reach any agreement informally within 30 days of receipt of CSI's submittal, they will follow the dispute resolution procedures set forth in Paragraph 4.14 of this Agreement. Payment of any disputed amount will be due within 15 days of resolution of the dispute.

      4.10.2. Each payment made by CSI pursuant to this Agreement shall be by a check made payable to the "Department of Toxic Substances Control", and bearing on its face the project code 490001 for the Site. Payments shall be sent to:

                           Accounting/Cashier
                           Department of Toxic Substances Control

                           P.O. Box 806
                           Sacramento, California 95812-0806

      4.10.3. DTSC shall retain all cost records associated with the work performed by DTSC under this Agreement until at least six years after the certification of completion is issued. Upon written request by CSI to the DTSC Manager, these records will be available for review and/or copying within 10 days during normal DTSC working hours.

      4.11. Cost Recovery. To the extent authorized by applicable law failure by CSI to comply with any term of this Agreement, or any obligation or requirement of Chapters 6.65 and 6.85 of Division 20 of the Health and Safety Code, any regulation promulgated thereunder, or order issued or adopted therefrom, may subject CSI to liability for all costs incurred by DTSC related to the Site including but not limited to, oversight costs, overhead costs, response costs, all costs paid or assigned for payment from the Expedited Site Remediation Trust Fund, Hazardous Substance Account, Hazardous Waste Control Account, Hazardous Substance Cleanup Fund and any other DTSC costs pursuant to Health and Safety Code sections 25399 and 25360; CERCLA section 107 (42 U.S.C. section 9607) and any other applicable federal and state laws.

      4.12. Amendments. This Agreement may be amended or modified solely upon written agreement between DTSC and CSI.

      4.13. Assignment. DTSC and CSI declare their mutual recognition that performance under this Agreement is founded upon DTSC's confidence in the reputation and other attributes of CSI. For this reason, if CSI desires to make an assignment of rights and obligations under this Agreement, it shall submit a written request for approval to DTSC. Such request shall identify the proposed assignee and include an explanation of the reason and basis for the proposed assignment. DTSC shall approve such assignment in writing within 30 days unless DTSC reasonably determines that the proposed assignee is not capable of performing the obligations imposed on CSI under this Agreement and provides a written explanation of the bases for its determination within the same time period. If the parties are unable to resolve their dispute relating to the assignment through good faith negotiation, they shall follow the dispute resolution procedures set forth in Paragraph 4.14 of this Agreement. The effective date of the assignment shall be the date upon which DTSC issues written approval.

      4.14. Dispute Resolution. If CSI believes there is a dispute between CSI and DTSC under this Agreement, including, without limitation, any disputes relating to any document required to be prepared under this Agreement, any cleanup standards proposed by DTSC, or any oversight costs assessed by DTSC, the following steps will be followed:

(a) Informal Dispute Resolution. CSI initially will attempt to resolve any dispute with DTSC informally through the following two-step procedure:

      (1) CSI first shall discuss the problem informally with DTSC's Project Manager assigned to this Agreement. If the problem is not resolved at this stage, CSI shall direct the dispute, together with any supporting evidence, in writing, to DTSC's Accelerated Remedial Action Programs Branch Chief. The letter must state the issue(s) in dispute, the legal or other basis for CSI's position and the remedy sought. The Branch Chief shall issue a written decision with an explanation for his or her decision within ten (10) business days after receipt of the letter from CSI. The decision shall be mailed to CSI by first class mail, postage prepaid. Should CSI disagree with the Branch Chief's decision, CSI may appeal to the Deputy Director.

      (2) To appeal to the Deputy Director, CSI must prepare a letter stating the reasons why the Branch Chief's decision is not acceptable. Attached to the letter shall be (1) CSI's original statement of the dispute, (2) supporting documents, and (3) a copy of the Branch Chief's response. This letter and attachments shall be sent to DTSC's Deputy Director for Site Mitigation within ten (10) business days from the date of mailing listed in (1) above. The Deputy Director or designee shall review CSI's letter and supporting documents, consider the issues raised and render a written decision to CSI within twenty (20) business days of receipt of the CSI's letter. The decision of the Deputy Director or designee shall be final.

(b) Arbitration. If CSI disagrees with a final decision of the Deputy Director relating to an issue that may be referred to arbitration under Chapter
      6.85 of Division 20 of the Health and Safety Code, CSI may file a petition for arbitration with respect to that issue pursuant to that chapter.

(c) Judicial Review. CSI shall have the right to seek judicial review of any final decision of the Deputy Director or any arbitration decision reached pursuant to Chapter 6.85 of

      Division 20 of the Health and Safety Code. CSI shall seek judicial review within 30 days of any such final decision or arbitration decision.

(d) During the pendency of all Dispute Resolution procedures set forth in this paragraph, the time periods for completion of work to be performed under this Agreement which are affected by the dispute shall be extended for a period of time not to exceed the actual time taken to resolve the dispute. Subject to section 25398.10(d) of the Health and Safety Code or a determination by DTSC that an interim endangerment exists at the site or a condition poses an immediate risk to human health and/or the environment, the existence of a dispute shall not excuse, toll or suspend any other compliance obligation or deadline imposed under this Agreement.

      4.15. Reservation of Rights. DTSC and CSI reserve the following rights.

      4.15.1. Termination. DTSC reserves the right to terminate this Agreement and remove the Site from eligibility for response action under Chapters 6.65 and
6.85 of Division 20 of the Health and Safety Code, and thereafter to pursue enforcement (including response actions) under applicable federal and state laws, if CSI materially fails to comply with any term of this Agreement or any provision of Chapters 6.65 and 6.85 of Division 20 of the Health and Safety Code. DTSC shall provide CSI with written notice of any alleged noncompliance and, except where a time period previously has been specified herein or except in the case of an interim endangerment, shall specify a reasonable time of not less than 15 days for CSI to remedy such noncompliance or to demonstrate compliance. CSI may appeal any determination of noncompliance through the dispute resolution procedures set forth in Paragraph 4.14, above. If CSI timely remedies such noncompliance in accordance with the notice from DTSC, a schedule specified by DTSC, or a final decision reached in the dispute resolution process, CSI shall be deemed to be in compliance with the Agreement. Upon a final decision by DTSC to terminate the Agreement in accordance with the standards and procedures set forth at the beginning of this paragraph, DTSC and CSI shall be bound by, and CSI will be required to comply with, the terms of the Voluntary and Enforceable Agreement and Imminent And/Or Substantial Endangerment Order dated November 1992, amended May 1994 (Docket No. I&SE 91/92-005) ("VEA") to the extent that those terms apply to any future response actions taken at the Site and any such response actions further shall be taken pursuant to

Chapter 6.8 of Division 20 of the Health and Safety Code. CSI, however, shall not be obligated to comply with obligations imposed under the VEA to the extent that DTSC determines that CSI already has complied with equivalent obligations imposed under this Agreement.

      4.15.2. Except as otherwise limited by this Agreement, DTSC reserves the right to take any enforcement action, including an action for response costs, injunctive relief, monetary penalties, and punitive damages, that it determines to be necessary pursuant to Health and Safety Code Section 25398.3 and/or any other applicable authority. Nothing in this Agreement is intended or shall be construed to limit or preclude DTSC from taking any other action authorized by law or equity to protect public health or safety or the environment and recovering the cost thereof; provided, however, that DTSC shall not take any such action against CSI regarding work covered by this Agreement without first exhausting all measures available pursuant to this Agreement, including, without limitation, provisions regarding modifications and dispute resolution. CSI expressly reserves all rights and defenses it may have with respect to any such action.

      4.15.3. By entering into this Agreement, CSI does not admit to any fact, fault or liability under any statute, regulation or common law for conditions which existed before, during, or after the execution of this Agreement. CSI further makes no admission of liability and does not admit or acknowledge any causal or other relationship between any of its activities, past or present, and any conditions at or around the Site, nor does CSI admit or acknowledge any legal responsibility for any such conditions or for remedying any contamination. CSI expressly denies any such relationship, liability or responsibility. By entering into this Agreement, CSI is not waiving any right, claim, remedy, appeal, cause of action or defense in this or any other proceeding, except as explicitly stated in this Agreement.

      4.15.4. Nothing in this Agreement shall constitute or be construed as a waiver of CSI's rights (including any covenant not to sue or release), with respect to any claim, cause of action, or demand in law or equity that CSI may have against any "person", as defined in Health and Safety Code section 25319, that is not a signatory to this Agreement. In particular, CSI expressly reserves all rights it may have under applicable statutes, regulations and common law to assert the responsibility of other persons for any hazardous substances releases or threatened hazardous substances releases at or migrating from the Site, and to recover the costs of response measures, including environmental investigations, from such responsible parties. CSI further expressly reserves any rights it has to seek a judicial or arbitral allocation and apportionment of its liability under state or federal law. This Agreement expressly does not create rights in or obligations to third parties.

      4.15.5. Except as otherwise provided in this Agreement, CSI shall not be entitled to a refund from DTSC or to assert a claim against DTSC for any amount paid or expended under this Agreement.

      4.16. Force Majeure. CSI shall perform its obligations under this Agreement unless such performance is prevented or delayed by events which constitute a force majeure. For the purposes of this Agreement, a "force majeure" is defined as any event arising from causes beyond the reasonable control of CSI or its contractors, subcontractors or consultants that delays or prevents performance and that cannot be, or could not have been, overcome by the exercise of due diligence by CSI. Such events may include but are not limited to acts of God, including landslides, lightning, fires, storms, floods, pestilence, freezing, and earthquakes; explosions, sabotage, civil disturbances, acts of the public enemy, wars, blockades, public riots; strikes, lockouts or other industrial disturbances;

eminent domain, condemnation or other taking, or archaeological finds. Neither economic hardship nor increased costs shall be considered an event beyond the control of CSI, and such events shall not trigger the force majeure clause. In the event of a force majeure, the time for performance of the activity delayed by the force majeure shall be extended for the minimum time necessary to allow completion of the delayed activity. The time for performance of any activity dependent on performance of the delayed activity shall be similarly extended. In the event of a force majeure, CSI shall orally notify DTSC no later than forty-eight (48) hours after CSI becomes aware of the force majeure and shall notify DTSC in writing within fourteen (14) calendar days after discovery of a force majeure. The written notification shall describe the force majeure delay, the anticipated length of the delay, and any measures CSI is taking to mitigate the event or delay.

      4.17. Regulatory Materials. Upon request by CSI, DTSC, to the best of its ability, shall identify to CSI all applicable DTSC, EPA, or other governmental policies, guidances, and procedures necessary for the performance of work hereunder. Upon request, DTSC shall provide any such DTSC policies, guidances, and procedures to CSI.

      4.18. Privileged Materials and Communications. Nothing in this Agreement shall be construed or interpreted as a waiver of CSI's right to preserve the confidentiality of attorney-client communications or the rights of CSI's counsel to preserve the confidentiality of any attorney work-product.

      4.19. Notification of Environmental Conditions. CSI shall notify DTSC's Project Manager immediately upon learning of any conditions constituting an immediate threat to public health and/or the environment that are reportable to DTSC pursuant to section 25359.4(a) of the Health and Safety Code or an "interim endangerment," as that term is defined in Section 25396(k) of the Health and Safety Code.

      4.20. Third Party Actions. In the event that CSI brings any suit or claim for damages or contribution against a third party or for contribution for matters related to the Site, CSI shall notify DTSC within ten (10) days after service of the complaint in the third party action or any dispositive motion involving DTSC. CSI shall pay all costs incurred by DTSC relating to third party actions including, but not limited to, responding to subpoenas.

      4.21. Compliance with Applicable Laws. Nothing in this Agreement shall relieve CSI from complying with all applicable laws and regulations, and CSI shall conform all actions required by this Agreement with all applicable federal, state and local laws and regulations.

      4.22. Headings. The headings set forth in this Agreement are included for convenience of reference only and shall be disregarded in the construction and interpretation of any of the provisions of this Agreement.

      4.23. Severability. The requirements of this Agreement are severable, and the Parties shall comply with each and every provision hereof, notwithstanding the effectiveness of any other provision.

      4.24. Exhibits. All exhibits attached to this Agreement are incorporated herein by this reference.

      4.25. Incorporation of Plans and Reports. All plans, schedules, reports, specifications and other documents that require DTSC approval and are submitted by CSI pursuant to this Agreement are incorporated herein upon approval by DTSC and shall be implemented by CSI as approved.

      4.26. Time Periods. Unless otherwise specified, time periods begin from the date this Agreement is fully executed, and "days" means calendar days.

      4.27. Parties Bound. This Agreement applies to and is binding upon CSI, and its successors and assigns, and upon DTSC, and any successor agency of the State of California that may have responsibility for and jurisdiction over the subject matter of this Agreement. No change in the ownership or corporate or business status of any signatory, or of the facility or Site, shall alter any signatory's responsibilities under this Agreement.

      4.28. Drafting. This Agreement is deemed to have been drafted equally by the parties hereto.

      4.29. Integration Clause. DTSC and CSI declare that this Agreement, including all Exhibits and Appendices hereto, contains a total integration of all rights and obligations of both parties. There are no extrinsic conditions or collateral agreements or undertakings of any kind. In regarding this instrument as the full and final expression of their Agreement, it is the express intention of both DTSC and CSI that any and all prior or contemporaneous agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement which are not expressly set forth herein are to have no force, effect, or legal consequence of any kind.

      4.30. Supersession of Voluntary and Enforceable Agreement and Imminent And/Or Substantial Endangerment Order. Subject to Paragraph 4.14.1, this Agreement supersedes the Voluntary and Enforceable Agreement and Imminent And/Or Substantial Endangerment Order dated November 1992, amended May 1994 (Docket No. I&SE 91/92-005) ("VEA"). Subject to Paragraph 4.14.1 of this Agreement, the VEA shall be void and shall have no force or effect.

      4.31. California Law. This Agreement shall be governed, performed and interpreted under the laws of the State of California.

      4.32. Enforceability. In any action by DTSC to enforce the terms and conditions of this Agreement, CSI consents to, and agrees not to contest, the authority or jurisdiction of DTSC to enter into or enforce this Agreement, and agrees not to contest the validity of this Agreement or its terms. CSI specifically agrees not to dispute the validity of this Agreement or its terms in any administrative action, court action, arbitration proceeding or other proceeding involving or affecting this Agreement. Nothing in this paragraph shall prevent CSI from contesting or disputing the meaning of the terms in this Agreement.

      4.33. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

      4.34. Effective Date. This Agreement is final and effective on the date upon which it is fully executed by the parties hereto.

      4.35. Representative Authority. The undersigned representative of the parties to this Agreement certifies that he or she is fully authorized to enter into the terms and conditions of this Agreement and to execute and legally bind the parties to this Agreement.

/s/ Allen K. Wolfenden                            7/2/96
----------------------                            ------
Allen K. Wolfenden, Chief                         Date
Department of Toxic Substances Control
Accelerated Remedial Action Programs Branch
10151 Croydon Way, Suite 3
Sacramento, California 95827-2106


/s/ James E. Declusin                              6/28/96
---------------------                              -------
James E. Declusin                                  Date
Senior Executive Vice President
California Steel Industries, Inc.
14000 San Bernardino Ave.
Fontana, California 92335

I.    Exhibits:
      A.    Site Location Map
      B.    Site Diagram
      C.    Notice of Intent
      D.    Site Designation Committee Selection Resolution
      E.    Time Reporting Form

                       [ Exhibit A - Site Location Map ]

                          [ Exhibit B - Site Diagram ]

                          Exhibit C - Notice of Intent

                   CALIFORNIA ENVIRONMENTAL PROTECTION AGENCY
                     DEPARTMENT OF TOXIC SUBSTANCES CONTROL
                       EXPEDITED REMEDIAL ACTION PROGRAM

                                NOTICE OF INTENT

o The notice of intent must be signed by the applicant or authorized agent of the applicant and returned with the application and PEA. The application cannot be processed without the notice being signed. A separate Notice of Intent should be submitted for each applicant. Signing this notice does not obligate the applicant to enter into an agreement. The agreement required pursuant to the statute will be executed after the site has been selected for the program.

--------------------------------------------------------------------------------

The undersigned, signifying intent, hereby submits this application to the Department of Toxic Substances Control and the Site Designation Committee pursuant to Section 25396.6 (c)(3) of California Health and Safety Code for selection for the California Expedited Remedial Action Program and; if selected, to be bound by the requirements of Chapter 6.85 of the California Health and Safety Code. The undersigned also intends to enter into an enforceable agreement with the Department for the purpose of taking expedited response actions and agrees to pay all response costs related to the implementation of the program and the expedited response actions, including all response costs not otherwise paid by the trust fund or another responsible person.

--------------------------------------------------------------------------------

Signature of applicant:         /s/ Dennis R. Poulsen
                                ---------------------------------
--------------------------------------------------------------------------------

Printed name of applicant       Dennis R. Poulsen
                                ---------------------------------

Title:                          Manager, Environmental Services
                                ---------------------------------

                                California Steel Industries, Inc.
Date:                           May 23, 1995
                                ---------------------------------
--------------------------------------------------------------------------------

           Exhibit D - Site Designation Committee Selection Resolution

                   CALIFORNIA ENVIRONMENTAL PROTECTION AGENCY
                           SITE DESIGNATION COMMITTEE
                              RESOLUTION NO. 95-17
                                 August, 1, 1995

      WHEREAS, Chapter 6.65 of the Health and Safety Code, commencing with
Section 25260 establishes a Site Designation Committee; and

      WHEREAS, Chapter 6.85 of the Health and Safety Code, commencing with
Section 25396 establishes the Expedited Remedial Action Program (ERAP); and

      WHEREAS, Health and Safety Code Section 25396.6 gives the Site Designation Committee the authority to designate the Department of Toxic Substances Control
(DTSC) as the administering agency to oversee site investigation and remedial action pursuant to the ERAP; and

      WHEREAS, California Steel Industries, Inc., a responsible person as defined in Health and Safety Code Section 25396(u), requested the Site Designation Committee to designate DTSC as the administering agency pursuant to ERAP at 14000 San Bernardino Avenue, Fontana, California, more particularly, Parcel 0231-121-04 of Parcel Map 9818 of Parcel 2 and Parcel 0321-121-05 of Parcel Map 8682 - the portion of Parcel 2 lying north of San Bernardino Avenue in the City of Fontana, County of San Bernardino, State of California (site); and

      WHEREAS, California Steel Industries, Inc. submitted information equivalent to a completed preliminary endangerment assessment which concludes that significant response actions are necessary at the site and includes an analysis of the scope and identity of the affected community on May 23, 1995. DTSC has determined the submittal meets the requirements for a completed preliminary endangerment assessment pursuant to title 22, California Code of Regulations, Section 67401.3; and

      WHEREAS, the Site Designation Committee received the request, together with the DTSC recommendation, on July 20, 1995 that California Steel Industries, Inc. be selected with designation of DTSC as an administering agency pursuant to ERAP on August 1, 1995; and

      WHEREAS, the Site Designation Committee noticed a hearing for August 1, 1995, and heard public testimony regarding the application; and

SITE DESIGNATION COMMITTEE
RESOLUTION NO. 95-17
Page Two

      WHEREAS, the Site Designation Committee considered the application and furthermore, considered all factors and criteria set forth in Health and Safety Code Sections 25262(c) and 25396.6(c); and

      WHEREAS, the Site Designation Committee found the site is not on, or eligible to be placed on, the National Priorities List prepared pursuant to the federal act, or is not a site which is owned or operated by a department, agency, or instrumentality of the United States; and

      WHEREAS, the Site Designation Committee found there are no funds available in the trust fund to cover all of the response action costs that will or may be assigned to the orphan share at the site and that California Steel Industries, Inc. agreed in writing to pay for the orphan share at the site and it will not at any time seek payment of response costs from the trust fund; and

      WHEREAS, the Site Designation Committee found that on May 23, 1995 California Steel Industries, Inc. submitted a notice of intent to the DTSC to be bound by the requirements of Chapter 6.85, enter into an enforceable agreement with DTSC and pay all responsible costs not otherwise paid by another responsible person; and

      WHEREAS, the Site Designation Committee found, as of this date, there is no known condition of "interim endangerment", as defined in Health and Safety Code Section 25396, subdivision k, existing at the site; and

      WHEREAS, the Site Designation Committee found DTSC has issued an order and entered into an enforceable agreement with California Steel Industries, Inc. under Chapter 6.8 of the Health and Safety Code, commencing with Section 25300. Pursuant to Health and Safety Code Section 25396.6(c)(5)(B), the Site Designation Committee waives the requirement in Section 25396.6(c)(5)(A) that no more than five sites may selected that are currently under an order or enforceable agreement with the DTSC because selection under Chapter 6.85 will not delay response action at the site and is in the public interest; and

      WHEREAS, the Site Designation Committee directs that the approved Remedial Investigation workplan shall be used as the basis for the site investigation workplan. Any changes in the workplan shall be at the discretion of the DTSC; and

SITE DESIGNATION COMMITTEE
RESOLUTION NO. 95-17
Page Three

      WHEREAS, California Steel Industries, Inc. agrees to reimburse the state for response costs incurred by any state agency in implementing, administering and in overseeing response actions under Chapters 6.65 and 6.85; and

      WHEREAS, the Site Designation Committee has determined that, based on consideration of all of the factors listed in Health and Safety Code Sections 25262(c) and 25396.6(c), DTSC is the appropriate agency to act as the administering agency to oversee site investigation and remedial action pursuant to the Expedited Remedial Action Program.

      NOW, THEREFORE BE IT RESOLVED that the Site Designation Committee hereby designates DTSC as the administering agency for the site.

                                  CERTIFICATION

The undersigned Chair of the Site Designation Committee does hereby certify that the foregoing is a full, true, and correct copy of a resolution duly and regularly adopted at a meeting of the Site Designation Committee held in Sacramento, California on August 1, 1995.

DATED: AUG 08 1995                           /s/ Val F. Siebal, Chair
      -------------------------              -----------------------------------
                                             Val F. Siebal, Chair
                                             Site Designation Committee

                         Exhibit E - Time Reporting Form

Staff Name:                          Quarter/Year Covered:
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Date       Hours              Description of Work
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